Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report., dated April 13, 2021, relating to the financial statements as of and for the year ended December 31, 2020 of MicaSense, Inc., which appear in the Form 8-K/A of AgEagle Aerial Systems Inc.

/s/ WithumSmith+Brown, PC

Orlando, Florida

May 7, 2021